Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO

February 22, 2007
FINAL

Thank you James, and good morning everyone.

I am very pleased with our progress. 2006 was another growth year for Trinity. Our revenues increased 19% to an all time high of $3.2 billion dollars. Our net income was a record $230 million. The majority of our revenue increase was derived from internal expansion initiatives.

All of our business segments continued to perform well. We are positioned to continue to benefit from several key market trends. Our focus on operational excellence and other initiatives designed to extend our backlogs are continuing to pay off.

Fortunately, each quarter continues to build on the momentum from the previous quarter. We expect 2007 to be another growth year. We are fortunate to have a very experienced, seasoned group of employees. Our people have become very experienced at converting our production lines to accommodate changing market trends. During 2006, we were able to shift production throughout our company to areas with the greatest opportunities for growth and returns. We will continue to do so during 2007.

In our North American railcar business, our 2006 annual shipments increased 10% to approximately 25,240 units. Our target goal is to increase railcar shipments between 10% and 15% in 2007. During 2006, we increased our margins, launched new production lines in Mexico and enhanced our production flexibility. Our short term objectives for our North American rail business are to: complete our current round of line conversions, enhance our profitability through productivity initiatives and pursue orders that extend our production lines. Steve Menzies will provide more details.

Our 4th quarter railcar shipments totaled 6,300 units. This was right in line with our expectations. Our 4th quarter railcar orders increased our backlog to an all time record of approximately 35,930 units. This is in part due to an increase in demand for railcars servicing the renewable fuels market. Our production flexibility allowed us to pursue a large number of orders for railcars that transport renewable fuel products.

Demand for railcar products in North America continuously shifts between various railcar types. Fortunately, the depth of our product line and our production flexibility allow us to pursue orders for railcar types currently in demand.

Trinity’s barge business continues to perform well. We have a very good backlog of orders and our customers are continuing to visit with us about opportunities for future business. Our barge backlog extends into 2008. During 2006, we improved our barge profitability as we simultaneously expanded our barge production. We are continuing to search for a variety of ways to increase our barge production capacity and enhance our flexibility. We expect 2007 to be another growth year for barge revenues and profitability. Bill will provide more details during his update.

Our Construction Products businesses are continuing to perform well. Weather conditions in the southwestern part of the United States were construction friendly during the 4th quarter, but turned sour during the early part of this year. Texas weather in particular has been unusually cold and wet during the early weeks of the first quarter of 2007. We are no stranger to bad weather and will be aggressive in our actions to recover once the weather improves. Fortunately, demand for our construction products remains steady. We are continuing to enhance the overall value of our concrete and aggregates businesses by acquiring small, concrete and aggregate operations. Our highway products business is expecting steady demand during the construction season.

Our structural wind towers business is continuing to grow. The demand for wind towers is steady. We are in the process of expanding our capacity by converting an idle railcar plant located in southern Illinois to produce wind tower structures. We will use this facility to serve the mid-west market. We are also looking at a variety of other options to increase our production capacity in this business.

Trinity’s leasing company continues to grow while performing a vital strategic role in our business. We are positioned very well to be able to provide a large number of new railcars in a strong lease market. Steve Menzies will provide more details about this in his report.

In summary, I am pleased with our 4th quarter results and I remain very optimistic about the opportunities for our businesses. We continue to have positive momentum moving throughout our company. At this time I’ll turn it over to Steve for his comments.